EX-99.23.j

CONSENT OF INDEPENDENT CERTIFIED ACCOUNTANTS

We consent to the use of our report dated February 22, 2006 on the annual financial statements and financial highlights of the CAMCO Investors Fund which is included in Part A and B in Post-Effective Amendment No. 10 to the Registration Statement under the Securities Act of 1933 and Post-Effective Amendment No. 11 under the Investment Company Act of 1940 and included in the Prospectus and Statement of Additional Information, as specified, and to the reference made to us under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/Sanville & Company

Abington, Pennsylvania

April 27, 2006